Exhibit 99.1

Report to Stockholders for the Quarter Ended April 2, 2006

Dear Stockholders:

Your Company reported net income for the first quarter of 2006 of $0.8 million or $.09 per share compared to net income of $0.7 million or $.08 per share for the first quarter of 2005.

The Company’s results in the first quarter of 2006 reflected revenue growth of approximately 8%, or $24.0 million, which offset cost increases in raw materials, fuel, employee benefits and interest expense. The growth in revenue was primarily due to an approximate 6.5% increase in average revenue per case and an approximate 38%, or $10.2 million, increase in sales to other bottlers. Further, energy products contributed 47% of the increase in revenue from first quarter 2005 to first quarter 2006. The Company’s revenue results in the first quarter of 2006 represent the third consecutive quarter of solid revenue growth, which is encouraging as the Company has historically generated a majority of its profits in the second and third quarters of the fiscal year.

The Company’s gross margin improved to $146.0 million in the first quarter of 2006 from $139.5 million in the first quarter of 2005. The $6.5 million improvement in gross margin was primarily the result of increases in selling prices and the increase in sales of higher-margin energy products.

The Company continues to focus on improving its asset and labor productivity and improving overall resource efficiencies. As we have previously disclosed, the Company began the rollout of a change to its primary delivery method in the first quarter of 2006. The implementation of this enhanced delivery method should generate significant vehicle productivity gains and labor productivity improvements, and should impact more than half of the total delivery routes the Company currently operates. The Company anticipates the implementation of this delivery method will continue over the next two to three years.

While our bottle/can volume in the first quarter of 2006 declined by 1.6%, we experienced an increase of 20.4% in energy products and noncarbonated beverages, such as bottled water and isotonics. Product innovation continues to be an important factor in the Company’s overall volume and financial results. Our energy product offerings of Full Throttle, Rockstar and Tab Energy (introduced in the first quarter of 2006) are experiencing significant growth, as previously mentioned. Also during the first quarter of 2006, we introduced Vault Zero, part citrus-flavored soft drink and part energy drink with no calories. We eagerly anticipate the introduction of Coca-Cola Blãk in the second quarter of 2006 and other new products in the future.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONDENSED CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited April 2, 2006	Jan. 1, 2006	Unaudited April 3, 2005

Assets
Current Assets:
Cash and cash equivalents	$17,914	$39,608	$9,068
Trade accounts receivable, net	92,482	94,576	88,034
Accounts receivable, other	16,883	11,107	21,246
Inventories	62,694	58,233	54,604
Prepaids and other current assets	12,455	8,862	10,423

Total current assets	202,428	212,386	183,375

Property, plant and equipment, net	388,467	389,199	408,793
Leased property under capital leases, net	72,341	73,244	75,954
Other assets	41,725	39,235	26,738
Franchise rights, net	520,672	520,672	520,672
Goodwill, net	102,049	102,049	102,049
Other identifiable intangible assets, net	4,906	5,054	5,525

Total	$1,332,588	$1,341,839	$1,323,106

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of debt	$39	$6,539	$9,400
Current portion of obligations under capital leases	1,606	1,709	1,857
Accounts payable and accrued expenses	130,287	139,567	138,339

Total current liabilities	131,932	147,815	149,596

Deferred income taxes	167,477	167,131	163,047
Pension, postretirement and other liabilities	146,503	140,032	128,463
Obligations under capital leases	77,120	77,493	78,726
Long-term debt	691,450	691,450	700,039

Total liabilities	1,214,482	1,223,921	1,219,871
Minority interest	43,340	42,784	39,207
Stockholders’ equity	74,766	75,134	64,028

Total	$1,332,588	$1,341,839	$1,323,106

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2006	2005
Net sales	$333,179	$309,185
Cost of sales	187,153	169,651

Gross margin	146,026	139,534
Selling, delivery and administrative expenses	131,728	125,899
Amortization of intangibles	148	409

Income from operations	14,150	13,226
Interest expense	12,220	11,498
Minority interest	556	520

Income before income taxes	1,374	1,208
Income taxes	559	489

Net income	$815	$719

Basic net income per share	$.09	$.08
Diluted net income per share	$.09	$.08

Weighted average number of common shares outstanding	9,103	9,083
Weighted average number of common shares outstanding — assuming dilution	9,112	9,083

Cash dividends per share
Common Stock	$.25	$.25
Class B Common Stock	$.25	$.25

CORPORATE INFORMATION

Transfer Agent and Dividend Disbursing Agent

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. Communication may also be made by calling toll-free (866) 668-6550, local (718) 921-8346 or fax (718) 236-2641.

Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on the Nasdaq National Market System under the ticker symbol COKE.

Company Website

www.cokeconsolidated.com

Corporate Office

The corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. The mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Periodic Reports and Code of Ethics for Senior Financial Officers

Copies of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to the United States Securities and Exchange Commission and the Company’s Code of Ethics for Senior Financial Officers are available without charge upon written request to Steven D. Westphal, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. This information may also be obtained from the Company’s website as noted above.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Included in this report and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the introduction of Coca-Cola Blãk in the second quarter of 2006 and other new products in the future and the Company’s expectations that the implementation of the enhanced delivery method will continue over the next two to three years, should generate significant vehicle productivity gains and labor productivity improvements and should impact more than half of the total delivery routes that the Company currently operates.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties that could adversely affect future periods are lower than expected selling prices resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ level of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; The Coca-Cola Company’s potential impact on our debt rating; changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; and our use of estimates and assumptions. The forward-looking statements in this Report to Stockholders should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2006 under Part I, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.